Exhibit 99.29

American Rebel Holdings, Inc. (NASDAQ: AREB) Ignites Second National Media Blitz with Bold New TV and Digital Ads to Increase Investor Awareness and to Target Patriotic Consumers

Capitalizing on Strong April 2025 Campaign Response, American Rebel Accelerates Outreach with Fresh Messaging to Maximize Impact. Campaign Designed to Drive New Shareholder Interest Through High-Visibility Media Activation and Nationwide Reach

30-Second Spot Channels Patriotic Energy and AI-Tuned Messaging to Spark National Buzz and Brand Momentum

Nashville, TN, July 29, 2025 (GLOBE NEWSWIRE) — American Rebel Holdings, Inc. (NASDAQ: AREB) (“American Rebel” or the “Company”), creator of American Rebel Beer (americanrebelbeer.com) and a designer, manufacturer, and marketer of branded safes, personal security and self-defense products and apparel (AmericanRebel.com), has announced the launch of its second nationwide advertising campaign to amplify brand awareness and exposure.

The campaign will again be led by Paul Martini, CEO of Inside Wall Street TV and Martini & Partners Advertising, facilitated by MZ Digital. Reflecting on the impact of the first campaign, Martini stated, “We’ve seen significant momentum from our work with American Rebel. The brand’s message resonates deeply, and this next wave of media will build on that success to reach even more consumers and stakeholders.” View the LinkedIn post from Paul Martini on Inside Wall Street TV Paul Martini Post | LinkedIn | AREB | April 2025

American Rebel’s second month-long nationwide media blitz launched Monday, July 28, 2025, with a comprehensive rollout spanning 2,752 television spots monthly across 74 U.S. markets. This includes 2,052 spots on Comcast’s CNBC, Fox News, and Fox Business networks covering 67 markets, and 700 additional spots across Spectrum’s CNBC and Fox Business coverage in top-tier regions including LA County, NYC, Tampa, Orlando, Dallas, Austin, and Charlotte. All TV placements are scheduled during prime trading hours—weekdays from 6 a.m. to 6 p.m. EDT—reaching a combined 95 million subscriber households. Each commercial will feature a dynamic QR code to encourage viewer interaction and brand engagement.

Complementing the broadcast strategy, American Rebel will deploy precision-targeted digital ads across leading financial advisory and investor education platforms with a combined monthly traffic footprint exceeding 300 million, delivering unmatched visibility and resonance for American Rebel’s patriotic message.

“American Rebel is more than a company—it’s a movement and brand built on patriotism, grit, and unapologetic American values,” said Andy Ross, CEO of American Rebel Holdings, Inc. “Our April campaign was just the beginning. With this second nationwide media push, we’re leveraging every asset—broadcast, digital, motorsports, live events, and music—to reach patriotic consumers where they celebrate what makes America great. American Rebel Light Beer has been dubbed the fastest-growing beer in the country, and we’re proud to stand behind a message that is on every can – America’s Patriotic, God-Fearing, Constitution-Loving, National Anthem-Singing, Stand Your Ground Beer. The momentum is real, and our story—from coast-to-coast expansion to powerful distributor partnerships—deserves to be seen, heard, and experienced nationwide. We’re doubling down and bringing the full force of American Rebel to screens and platforms across America.”

CEO Andy Ross Continues to Share the American Rebel Story Nationwide

American Rebel Holdings, Inc. CEO Andy Ross has brought the American Rebel message to national and local media platforms, including appearances on Fox & Friends, Newsmax, and One America Network (OAN). He’s also been featured on local morning shows in markets such as San Diego, Las Vegas, Tampa, Nashville, and Kansas City, along with multiple podcast and radio interviews reaching a broad, patriotic audience. Ross also narrates The American Rebel Story —a compelling video that chronicles the brand’s journey, values, and explosive growth. Watch the story behind American Rebel as told by CEO Andy Ross: The American Rebel Story

American Rebel’s Multi-Media and Event Exposure is Intentional, Strategic and it’s Successful

American Rebel’s multi-channel campaign—spanning national television, digital platforms, motorsports sponsorships, and live music events—is doing more than building brand awareness. It’s enabling the company to engage directly with patriotic audiences where they gather, deepening emotional connections with fans while generating fresh business opportunities for both Champion Safe Company and American Rebel Beverages. This exposure is strengthening ties with consumers and unlocking valuable relationships with like-minded business owners who are drawn to the brand’s American and patriotic values. The momentum is palpable—and the message is resonating.

“We’re not just advertising—we’re showing up where Americans gather to celebrate what they love,” said Andy Ross, CEO of American Rebel Holdings, Inc. “ From NHRA dragstrips to dirt tracks to music festivals and prime-time TV, our growing presence is striking a chord with patriotic consumers—and just as importantly, it’s inspiring business leaders that align with our values to explore initial or additional partnership opportunities with American Rebel. Whether it’s safes or beer, companies want to work with American Rebel because we stand unapologetically for the values they live by.”

Recent American Rebel Holdings, Inc Press Releases

American Rebel Light Beer: Independent Retail Surge Fuels National Expansion

American Rebel Light Beer has secured over 1,100 new independent retail accounts, now driving 57% of total sales and 80% of its national footprint. This grassroots momentum positions the brand for major chain growth ahead of reset season. Read the full release on GlobeNewswire.

Champion Safe Expansion into Colorado’s High-Growth Market

Champion Safe Company, a division of American Rebel Holdings, Inc., partnered with Seaworth Safe Sales to accelerate dealer expansion across Colorado’s Front Range. The strategic move includes a six-figure opening order and marks a major push into one of the nation’s fastest-growing regions for premium safe demand. Read the full release on GlobeNewswire.

American Rebel Light Beer Storms Mississippi with Historic Launch

American Rebel Holdings, Inc. (NASDAQ: AREB) has announced its largest-ever opening order for American Rebel Light Beer, partnering with Clark Beverage Group to ignite distribution across Mississippi. The launch marks a major milestone in the brand’s national expansion, bringing its bold, patriotic brew to a state that embodies the spirit of “Rebel Up.” Read the full release on GlobeNewswire.

About American Rebel Holdings, Inc. (NASDAQ: AREB)

American Rebel Holdings, Inc. is a diversified patriotic lifestyle company, delivering bold products that reflect American values. From its roots in branded safes and personal security to its breakout success with American Rebel Light Beer, the company is redefining the beverage and lifestyle markets.

Learn more at Investor Relations: American Rebel

Watch the American Rebel Story as told by our CEO Andy Ross: The American Rebel Story

About American Rebel Light Beer

America’s Patriotic, God-Fearing, Constitution Loving, National Anthem Signing, Stand Your Ground Beer. American Rebel Light is more than just a beer – it’s a celebration of freedom, passion, and quality. Brewed with care and precision, our light beer delivers a refreshing taste that’s perfect for every occasion.

Since its launch in September 2024, American Rebel Light Beer has rolled out in Tennessee, Connecticut, Kansas, Kentucky, Ohio, Iowa, Missouri, North Carolina, Florida, Indiana, Virginia and now Mississippi. For more information about the launch events and the availability of American Rebel Beer, please visit americanrebelbeer.com or follow us on social media platforms (@AmericanRebelBeer).

American Rebel Light is a Premium Domestic Light Lager Beer – all-natural, crisp, clean and bold with a lighter feel. At approximately 100 calories, 3.2 carbohydrates, and 4.3% alcoholic content per 12 oz serving, it delivers a lighter option for those who love great beer but prefer a more balanced lifestyle. It’s brewed without added supplements and doesn’t contain corn, rice, or other sweeteners typically found in mass-produced beers.

About Champion Safe Company

Champion Safe Company has been at the forefront of safe manufacturing for over 25 years, offering a range of high-quality safes designed for ultimate security and fire protection. All Champion safe models are made from 100% American-made, high-strength steel and equally as important, we build all of our own safes. No China-Build imports. A Lifetime warranty on everything we build. With a commitment to craftsmanship and innovation, Champion Safes are trusted by homeowners, gun owners, and businesses across the nation. To learn more, visit: championsafe.com

Media Inquiries

Matt Sheldon

Matt@PrecisionPR.co

917-280-7329

Distribution Opportunities

Todd Porter

President, American Rebel Beverage

tporter@americanrebelbeer.com

Investor Relations

ir@americanrebel.com

Forward-Looking Statements

This press release contains forward-looking statements within the meaning of the Private Securities Litigation Reform Act of 1995. American Rebel Holdings, Inc. (NASDAQ: AREB; AREBW) (the “Company,” “American Rebel,” “we,” “our” or “us”) desires to take advantage of the safe harbor provisions of the Private Securities Litigation Reform Act of 1995 and is including this cautionary statement in connection with this safe harbor legislation. The words “forecasts,” “believe,” “may,” “estimate,” “continue,” “anticipate,” “intend,” “should,” “plan,” “could,” “target,” “potential,” “is likely,” “expect” and similar expressions, as they relate to us, are intended to identify forward-looking statements. We have based these forward-looking statements primarily on our current expectations and projections about future events and financial trends that we believe may affect our financial condition, results of operations, business strategy, and financial needs. Important factors that could cause actual results to differ from those in the forward-looking statements include benefits of our continued sponsorship of high profile events, success and availability of the promotional activities, our ability to effectively execute our business plan, and the Risk Factors contained within our filings with the SEC, including our Annual Report on Form 10-K for the year ended December 31, 2024 and our Quarterly Report on Form 10-Q for the three months ended March 31, 2025.

Any forward-looking statement made by us herein speaks only as of the date on which it is made. Factors or events that could cause our actual results to differ may emerge from time to time, and it is not possible for us to predict all of them. We undertake no obligation to publicly update any forward-looking statements, whether as a result of new information, future developments or otherwise, except as may be required by law.